EXHIBIT 99.1

Press Release

Jason N. Ader Elected to Las Vegas Sands Corp. Board of Directors

Las Vegas, NV (April 15, 2009) – Las Vegas Sands Corp. (NYSE: LVS) announced today that Mr. Jason N. Ader has been elected to the company’s board of directors. Mr. Ader is the founder and chief executive officer of Hayground Cove Asset Management, an investment management firm, and Hayground Cove Capital Partners, a merchant bank.

“Jason is a gaming industry expert and we are pleased he is joining the Las Vegas Sands Corp. Board of Directors,” said Sheldon G. Adelson, the company’s chairman and chief executive officer.

Prior to founding Hayground Cove in March, 2003, Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. He received several distinctions for his work covering the gaming and hospitality industries, including being ranked on Institutional Investor’s All-America Research Team for nine consecutive years, and as the number one ranked gaming and lodging/hospitality analyst in the Institutional Investor poll for three consecutive years.

Mr. Ader is also the founder of India Hospitality Corp., a diversified food service and hospitality business based in Mumbai, and Global Consumer Acquisition Corp., an acquisition oriented investment vehicle focused on the consumer sector.

He earned a B.A. in economics and Master’s of Business Administration in finance from New York University.

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Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern Pennsylvania; and Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip®, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

For more information, please visit www.lasvegassands.com

Contacts:

Investment Community: Daniel Briggs (702) 414-1221

Media: Ron Reese (702) 414-3607

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